EXHIBIT 99.1

Lexaria’s Patented Technology Improved the Oral Performance of the Rybelsus®-Branded GLP-1 drug Semaglutide

Final results from a human pilot study show DehydraTECHTM-powered semaglutide outperforms Rybelsus®:

•	Sustained higher levels of semaglutide in blood;
•	Better blood glucose control;
•	Faster achievement of peak drug delivery; and
•	Reduced side effects.

Kelowna, British Columbia – January 4, 2024 – Lexaria Bioscience Corp. (Nasdaq: LEXX & LEXXW) (the “Company” or “Lexaria”), a global innovator in drug delivery platforms announces positive final results from its recently completed human Pilot Study #1 (the “Study”) evaluating DehydraTECHTM technology for the oral delivery of the glucagon-like peptide-1 (“GLP-1”) drug semaglutide available commercially in the branded product Rybelsus®.

The Study was performed by a prominent university research center comparing a single 7 mg semaglutide dose of a Rybelsus® tablet (“Control”) to a matching dose from Rybelsus that had been compound formulated in capsule form using DehydraTECH processing technology enhancements (“DehydraTECH GLP-1”).

In general, the DehydraTECH processing enabled improvements in delivery of semaglutide to the bloodstream, and the improvements in controlling blood sugar were more pronounced in the final combined results of the Study than they were in the first half of the Study as reported in press releases issued November 27 and November 28, 2023.

Blood Levels of Semaglutide

The first post-baseline blood was sampled 20 minutes after oral administration and, at that point in time, the DehydraTECH GLP-1 blood semaglutide level was ~261% higher than that of the Control, demonstrating DehydraTECH’s well-known ability to deliver drugs to the bloodstream faster. At each of the 19 blood sample time points, the DehydraTECH GLP-1 blood semaglutide levels were higher than the Control levels.  The peak levels of semaglutide in blood were 43% higher in the DehydraTECH GLP-1 than in the Rybelsus® Control.

Blood Semaglutide Levels (mmol/L)

Rybelsus Control (blue) 7mg (n=7)    DehydraTECH (orange) GLP-1 7mg (n=7)

24 hours after the ingestion of the single dose, the DehydraTECH GLP-1 blood semaglutide levels were approximately 44% higher than the Control levels (Note - only the first 10 hours post dosing is shown in the graph above).

Side Effects

The DehydraTECH GLP-1 processed semaglutide was generally better tolerated than the Rybelsus® tablets themselves. Only the Rybelsus® tablets resulted in instances of moderate nausea and moderate diarrhea, whereas no such instances were reported upon DehydraTECH-semaglutide dosing.

Blood Glucose Levels

It is accepted by the Food and Drug Administration (“FDA”) that, “one role of GLP-1 is to prompt the body to produce more insulin, which reduces blood glucose (sugar).” Because blood glucose levels are a key consideration in control of diabetes and other health conditions, the Study measured blood glucose levels at each of the 19 sample time points.

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Blood Glucose Levels (mmol/L)

Rybelsus Control  (blue) 7mg (n=7)    DehydraTECH (orange) GLP-1 7mg (n=7)

The Control group evidenced inconsistent blood glucose reduction that did not prevent blood glucose spikes after eating. DehydraTECH GLP-1 reduced blood glucose to lower levels and was much more effective at maintaining consistently reduced blood glucose levels even after eating a standardized meal at the 240-minute mark and a standardized snack at the 360-minute mark. Actual data levels for each hour after Rybelsus® (control) and DehydraTECH drug administration are shown below.

Blood Glucose Levels (mmol/L)

Minutes	Control Mean	Change from Time Zero	DehydraTECH Mean	Change from Time Zero
0	5.04		5.13
60	4.84	-3.97%	4.54	-11.42%
120	4.63	-8.22%	4.34	-15.32%
180	4.49	-11.05%	4.33	-15.60%
240	4.46	-11.61%	4.33	-15.60%
300	5.43	+7.65%	4.60	-10.31%
360	5.39	+6.80%	4.64	-9.47%
420	5.5	+9.07%	4.67	-8.91%
480	5.3	+5.10%	4.64	-9.47%
540	5.09	+0.85%	4.60	-10.31%
600	5.03	-0.28%	4.61	-10.03%
24-Hour	5.04	0.00%	4.87	-5.01%

Notably, even as long as 24 hours after dose administration, the blood glucose levels were reduced in the DehydraTECH GLP-1 group by 5.01% relative to baseline while the blood glucose levels evidenced in the Rybelsus® Control group were unchanged. Our current assumption is that the improved delivery of semaglutide using DehydraTECH is most likely responsible for the observed greater efficacy in achieving sustained blood glucose reduction, thereby helping to attenuate the postprandial spikes in blood glucose experienced in the Control group.

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This Study is only meant to provide early-stage indicative information to Lexaria about the possibility of enhancing the pharmacokinetic and pharmacodynamic performance of orally delivered GLP-1 drugs to assist in guiding the Lexaria team in additional investigations. There was minor variability in the diets of the subjects at the 240-minute meal and 360-minute snack intervals noted above during the concentrated 10-hour post dosing monitoring period which could account for some of the differences in the test data, although meal and snack selection allowance was from a set of standardized choices.

Future Work

Due to the success of the Study, Lexaria is already preparing for other human and animal studies to continue the evaluation of DehydraTECH’s effectiveness with GLP-1 drugs. This work will be conducted on an expedited basis given the urgent need for effective oral delivery of GLP-1 drugs and DehydraTECH’s apparent ability to improve their performance. Lexaria will provide more details about its GLP-1 strategy in separate news.

About the Study

The Study was performed to provide an early-stage indication of whether DehydraTECH processing could improve oral drug delivery characteristics of the GLP-1 drug semaglutide sold as Rybelsus®.  A single semaglutide dose of 7 mg of the Control was compared to the matching dose of the DehydraTECH GLP-1, swallowed by each subject after an overnight fasting period together with a 50 mL glass of water. The DehydraTECH GLP-1 formulation used in this Study was compound formulated strictly for research purposes. Seven healthy subjects were dosed with each test article following a cross over study design across two study visits.

About Semaglutide

Rybelsus® (semaglutide) is the only GLP-1 drug approved by the FDA for oral dosing to treat diabetes and weight loss. The FDA has also approved semaglutide marketed as Ozempic® and Wegovy®, administered by injection, to treat diabetes and weight loss. All three of these drugs are owned and manufactured by Novo Nordisk®.

About Lexaria Bioscience Corp.

Lexaria Bioscience Corp.’s patented drug delivery technology, DehydraTECH™, improves the way active pharmaceutical ingredients (APIs) enter the bloodstream through oral delivery. Since 2016, DehydraTECH has repeatedly demonstrated the ability to increase bio-absorption with cannabinoids, antiviral drugs, PDE5 inhibitors and more. DehydraTECH has also evidenced an ability to deliver some drugs more effectively across the blood brain barrier. Lexaria operates a licensed in-house research laboratory and holds a robust intellectual property portfolio with 38 patents granted and many patents pending worldwide. For more information, please visit www.lexariabioscience.com.

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INVESTOR CONTACT:

George Jurcic - Head of Investor Relations

ir@lexariabioscience.com

Phone: 250-765-6424, ext 202

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